EXHIBIT 5.2

December 15, 2015

Board of Directors
Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 400
Portland, OR 97239

We have acted as counsel for Precision Castparts Corp. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering deferred compensation obligations under the Company’s Deferred Compensation Plan (the “Interests”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.    The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

2.    The Interests have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Deferred Compensation Plan, the Interests will be legally and validly issued and will represent the binding obligation of the Company to make payments of cash to the holders thereof in accordance with the terms and conditions of the Deferred Compensation Plan.

3.     The Deferred Compensation Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of eligible persons, as defined in the Deferred Compensation Plan. Assuming such qualification, the Deferred Compensation Plan is exempt from the participation and vesting, funding, and fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of the Deferred Compensation Plan have been drafted to comply with this exemption.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP